Exhibit 99.1

Contact:	Cathy Engel PECO 2301 Market Street, S14-1 Philadelphia, PA 19103 215-841-5555 catherine.engel@peco-energy.com	FOR IMMEDIATE RELEASE

PECO Requests Delivery Rate Increases to Ensure Reliable Service for Customers

First electric delivery rate increase; only second natural gas delivery increase in more than 20 years

PHILADELPHIA (March 31, 2010) – PECO today requested Pennsylvania Public Utility Commission (PUC) approval to increase electric and natural gas delivery rates beginning January 1, 2011. The first electric delivery rate request since 1989 and only the second natural gas delivery rate request in 23 years, the increases will enable PECO to continue to meet customer demand and ensure the safe and reliable delivery of electricity and natural gas. The delivery charge, or the portion of the bill that covers PECO’s costs to deliver electricity and natural gas, represents about one third of a customer’s overall bill.

Separately, the expiration of generation rate caps on January 1, 2011 is also expected to result in increased costs for our customers. The prices PECO pays to buy electricity for customers will be based on market pricing, after having been capped for 14 years. These electric generation costs are passed along directly to customers at no markup.

These changes will increase prices for PECO residential electric customers by about 10 percent, or about $8 per month for a typical customer.

Costs for our residential natural gas customers are expected to increase about 7 percent, or about $8 more per month for a typical customer.

“This is a necessary step to make sure we are there when our customers need us,” said Denis O’Brien, PECO president and CEO.

Through financial discipline the company has been able to make significant investments in its electric and natural gas delivery systems without raising rates. Specifically, since the last electric delivery rate increase and natural gas delivery rate increase we have invested $2.5 billion in our electric delivery system and $120 million in our natural-gas delivery system to ensure safe and reliable service, significantly expanded assistance to our low-income customers, and ensured a stable regional workforce by providing quality healthcare and competitive benefits.

The PUC set reliability benchmarks and standards in 1999. Since that time, PECO has substantially improved its reliability – for example, PECO has reduced the average number of service interruptions by 27 percent and the reduced the average time customers are without power by 48 percent.

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PECO Delivery Rate Request Filing

Specifically, with these changes PECO will:

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Continue to invest in our electric and natural gas delivery systems – replacing equipment, upgrading infrastructure and investing in new technology. We will invest about $1.7 billion in our electric delivery system and $380 million in our natural-gas delivery system during the next 5 years – ensuring reliable service to customers and employing thousands of people in our regional workforce.

•	Continue to improve customer service.

•	Provide more assistance to our vulnerable customers.

•	Meet customer demand for electricity and natural gas.

Customers can offset this increase by taking simple steps to use less energy. PECO Smart Ideas, our full suite of energy-efficiency programs, has products and programs to help customers save energy and money:

•	More than 700 stores currently sell PECO discounted CFL bulbs. These light bulbs use up to 75 percent less energy and last about 10 times longer than traditional light bulbs.

•	PECO is paying rebates to customers who purchase qualified energy-efficient appliances.

•	PECO is paying incentives to customers who allow us to pick-up older, energy-wasting refrigerators and freezers.

•	PECO has developed an online home energy audit to help customers understand how they currently use energy and how they can use less.

Just by replacing five bulbs with CFLs and raising your thermostat two degrees during the summer, you can save more than $8 a month – totally offsetting the expected increase.

PECO also offers payment options, like Budget Billing, to help customers manage their bills. Budget Billing divides energy costs evenly throughout the year. Customers also can potentially save money by choosing a competitive electric generation supplier.

Programs also are available to help customers who may be struggling to pay their energy bills. Through our Universal Services programs, we assist more than 130,000 low-income customers each year with reduced rates, free energy-efficiency improvements and Federal Low Income Home Energy Assistance Program funding.

For more information about upcoming changes in our energy market and how PECO can help, visit www.pecoanswers.com.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 486,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 84.3 billion cubic feet of natural gas and 38.1 billion kilowatt-hours of electricity in 2009. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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